Exhibit 10.2

Patrick D. Campbell

Chairman of the Board

February 8, 2023

Christopher H. Peterson

Via email

Dear Chris,

I am very pleased to offer you the position of President and Chief Executive Officer for Newell Brands Inc. (“Newell Brands” or the “Company”). This position will be based in the Company’s corporate headquarters in Atlanta, Georgia. Your appointment as President and Chief Executive Officer and your service in this role will commence on May 16, 2023 (the “Commencement Date”) upon the conclusion of the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”), and you will also be nominated for election to the Board of Directors of the Company (the “Board”) at the Annual Meeting. Effective as of the Commencement Date, your new salary will be $54,166.67 per pay period (paid semi-monthly), or $1,300,000 if annualized, and your salary will be reviewed annually (for upward adjustment only) consistent with standard Company practice starting in 2024. Additional offer details are outlined below, in each case effective as of the Commencement Date:

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Management Bonus Plan: You will be entitled to participate in our Management Bonus Plan. Your target bonus will be 150% of earned annual base salary, and your maximum bonus payout will be 300% of earned annual base salary. Bonus criteria are reviewed each year, in good faith consultation with you, and may change from time to time, but the Company will not reduce your target or maximum bonus percentages except pursuant to and commensurate with a change in the mix of pay for the broader executive population. For 2023, your bonus payout will be calculated separately for your periods of service prior to and from and after the Commencement Date, respectively, based on your annual base salary earned and your target and maximum bonus percentages in effect during each such period.

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Long-Term Incentive Plan (LTIP): You will be entitled to an annual equity-based award with a target value of $7,500,000. The main equity-based award grant date is generally in February of each year, and you shall, subject to your continued employment with the Company, receive the first such award at this level at the next main award date in 2024. For 2023, you will receive an award in February under the Company’s 2023 Long-Term Incentive Plan (the “2023 LTIP”) with a value of $3,687,500 based on your current role with the Company, plus the Employment Transition Award described below on the Commencement Date. Your equity award for 2024 is expected to consist of a mix of performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“TRSUs” and, collectively with PRSUs, “RSUs”) as determined by the Board. For purposes of this paragraph, RSUs will be valued based on the closing price of the Company’s common stock as of the grant date. The target value and award mix for equity-based awards for years after 2024 may vary based on Company performance and/or material changes in the relevant market for compensation. All equity-based awards described herein will be subject to those terms and conditions approved by the Board and set forth in the applicable incentive plan and award agreement as well as any applicable terms set forth herein.

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Employment Transition Award: Effective as of the Commencement Date, you will be granted an equity-based award with a target value of $3,812,500, consisting of a mix of 50% PRSUs and 50% TRSUs, with such RSUs to be valued based on the closing price of the Company’s common stock as of the grant date (the “Employment Transition Award”). The Employment Transition Award will be granted on the same terms as approved by the Compensation and Human Capital Committee of the Board, or its authorized subcommittee, for awards under the 2023 LTIP.

•	Benefits: You will remain entitled to participate in Newell Brands’ U.S. benefits program in effect from time to time, as currently outlined in the Company’s “Benefits Overview” document.

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Supplemental Employee Savings Plan: You will remain entitled to participate in a non-qualified plan under federal tax law and IRS regulations that allows eligible employees to save for the future, above and beyond the limits in place for their 401(k) plan.

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Flexible Perquisites Program: You will remain entitled to participate in Newell Brands’ executive benefits in effect from time to time, currently including the Flexible Perquisites Program. The Flexible Perquisites Program provides you with an annual cash allowance that may be used for such items as car, insurance, automobile maintenance, income tax preparation services, estate planning services, financial planning services, etc. This annual cash allowance will be in the amount of $36,000 beginning on the Commencement Date. Additionally, you remain entitled to an annual comprehensive executive physical through one of the Company’s preferred U.S. regional medical facilities.

•	Vacation: You remain entitled to accrue 2.08 days per month (equal to five weeks per year) of paid vacation.

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Holidays: Newell Brands offers a number of Company holidays, which may also include floating holidays. Specific holidays and/or the availability of floating holidays will be determined by the applicable Holiday Policy for your location.

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Severance and Change-in-Control: You will continue to participate in the Newell Brands Executive Severance Plan (the “Severance Plan”), as the same may be amended from time to time (provided, however, that any subsequent amendment to the Severance Plan shall be null and void with respect to you if it reduces compensation and benefits under the Severance Plan compared to the compensation and benefits available under the Severance Plan on the date of this offer letter), and your benefits thereunder will be those afforded to the CEO on and following the Commencement Date. You acknowledge and agree that the Severance Plan supersedes, and you hereby waive, any and all rights to severance payments and other severance benefits under any employment security agreement (“ESA”) or other written agreement (other than this letter agreement) between you and the Company and/or any of its affiliated entities in effect as of the date of your execution of this letter (other than any provisions thereof that apply to awards with respect to Company securities that were granted prior to the effective date of your participation in the Severance Plan). You further acknowledge and agree that the provisions of that letter agreement dated as of February 9, 2022 regarding your participation in the Severance Plan (the “Prior Letter Agreement”) are terminated in full. Notwithstanding the foregoing or any other provision of the Severance Plan, all of your awards with respect to the securities of the Company that are still outstanding upon the date of your termination of employment and that were granted prior to the effective date of your participation in the Severance Plan shall continue to be subject to, and entitled to the benefits and protections under, the terms of any applicable award agreement and any other plan, agreement, policy or other arrangement, including any ESA or other written compensation arrangement, to which such awards were subject as of the date you commenced participation in the Severance Plan (without application of Sections I.e and II.d of the Plan), excluding in all cases the terms of the Prior Letter Agreement, which shall have no further effect from and after the date hereof.

In addition, your equity-based awards granted by the Company after the date of this Offer Letter will provide for the following benefits should you elect to retire under the Company retirement criteria now in effect (i.e., attainment of age 60, or age 55 with 10 years of service), subject to your providing ninety days’ notice and your requirement to cooperate with the Company in providing an orderly transition) or otherwise be involuntarily terminated (other than a termination by the Company for Good Cause as defined in the Severance Plan) (subject to any modifications or clarifications specified herein, each a “Qualifying Termination”): (i) continued vesting of all outstanding RSUs and stock options without regard to any requirement for continuous employment, but subject to any applicable performance criteria, and (ii) survival of any stock option awards for a period of five years following the date of termination or vesting (whichever is later), not to exceed the remaining term of the option. Furthermore, in the event of a retirement contemplated above, you will also be entitled to receive your management bonus for the fiscal year in which the Qualifying Termination occurs, prorated by a fraction, the numerator of which is the number of days in the fiscal year in which your date of termination occurs through your date of termination and the denominator of which is three hundred sixty-five (365). This partial bonus payment will not be subject to any individual performance modifier but will be paid out on the basis of actual corporate performance levels and will be subject to any adjustments or modifiers based on the Company’s performance under the terms of the Company’s Management Bonus Plan (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company participating in the Management Bonus Plan). This partial bonus will be paid at the same time as management bonuses are paid to active Company employees, no later than March 15th of the following year. You will be required to execute a separation agreement and general release which becomes non-revocable within 60 days of your termination of employment in order to receive such retirement or termination benefits (any such separation agreement and general release shall include an exception for any claim you may have for indemnification and coverage as an insured under any applicable contract of directors and officers liability insurance or pursuant to the Company’s charter and by-laws or applicable law).

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Section 409A: Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), which regulates the timing of severance and certain other compensation. This offer letter shall be construed, administered, and governed in a manner that affects such intent, and Newell Brands shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax, interest or penalties under Code Section 409A. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter. If you are a party to a prior agreement which is subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A payment under this letter shall be made at the same time and in the same form of payment as provided in such agreement. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed.

•	Other Agreements:

•	Should there be any conflict between this letter agreement and any other agreement or plan, this letter agreement shall control.

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You and the Company agree that the amendments to the Severance Plan adopted by the Board on February 8, 2023, including the amended definition of “Good Cause” set forth therein, shall apply to you with immediate effect.

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You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company, provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

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Chris, we are confident your skills and experience will continue to be a tremendous benefit to Newell Brands.

Sincerely,

/s/ Patrick D. Campbell

Patrick D. Campbell

Chairman of the Board of Directors

/s/ Stephen B. Parsons

Stephen B. Parsons

Chief Human Resources Officer

This offer is irrevocable and open for your acceptance until 5:00 PM ET on February 9, 2023. To indicate your acceptance of this offer and agreement to all terms set forth therein, please sign in the space provided below and return it to the Company’s Chief Legal and Administrative Officer, Brad Turner, at

This offer is intended to lay out all elements of your compensation. Compensation offers outside this letter agreement, or a previous offer letter, are not binding and will not be honored, so you should make sure you are clear on all parts of your offer and future expectations before signing this letter agreement. Benefits programs, however, may change from year to year, so your benefits such as medical, dental, vision, retirement, and time off will be governed by the benefit plans in place at any given time.

Notwithstanding anything in this offer letter to the contrary, you acknowledge and agree that all bonus payouts and other awards described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s common stock may be traded).

Your signature indicates acknowledgement that if employed, your employment is to be “at will” which means that either the Company or you may terminate your employment at any time, with or without notice, subject to the terms of this letter agreement above.

By signing this letter, you represent and warrant that you are not a party to any agreement that would limit your ability to work for Newell Brands. You further represent and warrant that your employment with Newell Brands. will not require you to disclose or use any confidential, proprietary or trade secret information belonging to your prior employers. You additionally understand and acknowledge that Newell Brands does not require nor want you to disclose any such confidential, proprietary or trade secret information.

/s/ Christopher H. Peterson
Signature

Christopher H. Peterson
Printed Name

February 9, 2023
Date